UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2020

Unico American Corporation

 (Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-03978	95-2583928
(Commission File Number)	(IRS Employer Identification No.)

26050 Mureau Road
Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 591-9800

(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	UNAM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company |_|

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. |_|

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2020, the Board of Directors (the “Board”) of Unico American Corporation (the “Company”) appointed Joycelin M. Ray and Steven L. Shea to the Board to fill the vacancies created by Rhonda L. Gillenwaters’ resignation, effective November 15, 2020, and Cary L. Cheldin’s retirement, effective August 10, 2020. Ms. Ray’s and Mr. Shea’s term as director will expire at the next Annual Meeting of Stockholders and thereafter until either her or his successor has been duly elected and qualified, or until either her or his earlier death, resignation or removal.

Ms. Ray, 51, is an accomplished ethics and compliance professional with significant experience in developing, implementing and managing effective ethics and compliance programs and solutions in global organizational settings. She has been a compliance leader in the insurance industry since 1994 and has successfully designed, led and implemented key governance, risk and compliance initiatives nationwide and globally. Currently, she is working with a local non-profit charter school system in Texas as the Director of Compliance. Prior to that, Ms. Ray served as the Vice President of Corporate Compliance at Tokio Marine HCC for 14 years until she semi-retired in November 2020. Throughout the course of her 26-year insurance compliance career, Ms. Ray has held compliance positions of increasing responsibility with several successful insurance entities including American General Life Insurance Company, CNA and Berkley Underwriting Partners, LCC (a division of W.R. Berkley Corp). Ms. Ray also serves on the boards of the David McWilliams YMCA in Houston, Texas and the Sheraton Vistana Resort in Orlando, Texas. Ms. Ray earned her B.A. in Communications from Texas A&M University. She also holds an M.S. in Management specializing in Nonprofit Management from Our Lady of the Lake University and a J.D. from the University of Houston Law Center.

Mr. Shea, 61, is a seasoned board level executive with more than thirty five years of experience in the fields of corporate finance, investment banking and institutional investment management. Mr. Shea’s specific areas of expertise include mergers and acquisitions, public and private finance, investment trading, management and research. Mr. Shea became an expert in corporate governance and compliance through advisory service to numerous public companies and as a member of the boards of directors of both public and private companies. Since 2015, Mr. Shea has served as a Chairman of the board of directors of Blonder Tongue Labs, Inc., a publicly traded company currently listed on the New York Stock Exchange, and has served as a member of their board of directors since 2009. Mr. Shea has also held executive level positions at Tufton Capital Management, LLC (formerly Hardesty Capital Management, LLC), and Ferris, Baker, Watts, Inc. (acquired by Royal Bank of Canada). Mr. Shea earned his Bachelors of Arts degree from Tulane University.

The Board determined that each of Ms. Ray and Mr. Shea is an “independent director” under Rules 5605(a)(2) and 5605(d) of the Nasdaq listing standards and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

On November 16, 2020, Mr. Shea was appointed as a member of the Company’s Audit Committee and Compensation Committee, and Ms. Ray was appointed as Chairperson of the Company’s Compensation Committee and a member of the Company’s Nominating & Corporate Governance Committee. The Board determined that Mr. Shea meets the requirements for audit committee membership set forth in Rule 5605(c)(2)(A) of the Nasdaq listing standards, including with respect to the ability to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

There are no arrangements or understandings between Ms. Ray and Mr. Shea and any other person pursuant to which she or he was elected as a director. There are no transactions in which Ms. Ray and Mr. Shea have an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act. Ms. Ray and Mr. Shea will receive a compensation package customarily paid by the Corporation to non-employee directors serving in such capacity and indemnification applicable to all other non-employee directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            UNICO AMERICAN CORPORATION

                                                                (Registrant)

Date: November 20, 2020    By:   /s/ Michael Budnitsky

Name:   Michael Budnitsky

Title:    Treasurer, Chief Financial Officer and Secretary

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